                                                                      EXHIBIT 12


                     STC BROADCASTING, INC. AND SUBSIDIARIES
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1997




Net loss applicable to common stockholder     $(11,582,652)

Fixed charges:
     Preferred stock dividends and accretion     3,763,225
     Interest expense                            9,502,041
     Amortization of deferred
        financing charges                          988,302
     Rental expense                                      0


Income tax benefit                                (299,000)
                                              ------------

Earnings                                      $  2,371,916
                                              ============

Deficiency of earnings to fixed charges       $(11,881,652)
                                              ============